UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 8, 2005

IDX SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Vermont	0-26816	03-0222230
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

40 IDX Drive, South Burlington, VT		05403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 802-862-1022

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On December 8, 2005, IDX Systems Corporation (the “Company”) issued a press release announcing that it had reached an agreement in principle to settle the purported shareholder class actions filed in the Chittenden Superior Court, State of Vermont (Stanley, et al. v. IDX Systems Corporation, et al., Docket No. 1192-05-CnC and Vasser, et al. v. IDX Systems Corporation, et al., Docket No. 1242-05-CnC) brought in connection with the Company’s proposed acquisition by General Electric Company (“GE”) pursuant to a merger agreement entered into by the Company, GE and Igloo Acquisition Corporation, dated as of September 28, 2005.  The settlement is subject to court approval. A copy of this press release is attached hereto as Exhibit 99.1.

Pursuant to the agreement in principle, the Company agreed to make certain additional disclosures in this Current Report on Form 8-K beyond that information provided in its Proxy Statement, dated November 14, 2005, which was first mailed to shareholders on or about November 16, 2005 (the “Proxy Statement”).

In addition to the information disclosed on pages 16-17 of the Proxy Statement, the Company notes that of the approximately 20 companies that executed confidentiality agreements with the Company, two companies other than GE expressed preliminary interest in a potential transaction with the Company.  One of these two companies submitted a written expression of interest that included a valuation range substantially below the price agreed to between the Company and GE.  This company participated in management presentations with representatives of the Company but did not submit a further proposal.

On page 17 of the Proxy Statement, the Company had previously disclosed that at the meeting of its board held on August 28-29, 2005, a committee of directors, comprised of Stuart H. Altman, William L. Asmundson, Allen Martin and Richard E. Tarrant, IDX’s Chairman and former CEO, was established to assist Mr. Crook and other members of management in considering IDX’s strategic alternatives.  The Company further notes that the goal of the committee was advisory in nature, specifically to provide management with more frequent access to a smaller group of board members to advise management with respect to its negotiations and management of the sale process.  The ultimate determination that the merger agreement and the merger were advisable, fair to, and in the best interests of the Company and its shareholders was made by the full board of directors, a majority of whom are independent directors.

In addition to the information disclosed on page 16-19 of the Proxy Statement with respect to the actions taken by Taylor Companies in connection with the merger, the Company notes that Taylor Companies’ fees in connection with the actions taken by Taylor in connection with the merger are expected to be approximately $16.5 million, payable upon the closing of the merger.

In addition to the information disclosed in the Proxy Statement regarding the adjustment by management of revenue growth and EBIT margin improvement, the Company notes that the revised internal estimates of the Company’s future financial performance that management presented to the Company’s board of directors and to Credit Suisse First Boston were adjusted by management as an additional sensitivity analysis to reflect levels of revenue growth and EBIT margin improvement more consistent with the Company’s historical experience resulting from the board’s continuing assessment of the challenges facing the Company as a stand-alone company.  As a result, the revised internal estimates for calendar years 2007 and 2008 also considered revenue growth scenarios of 10% to 14%, in addition to approximately 15%, and EBIT margin improvement of 125 basis points, in addition to 150 basis points.

In addition to the information disclosed in the Proxy Statement, the Company notes that Credit Suisse First Boston’s customary fees for rendering its opinion in connection with the merger were $1.25 million.  Furthermore, prior to the Company’s engagement of Credit Suisse First Boston on this matter, Credit Suisse First Boston and its affiliates represented the Company in connection with the sale of a subsidiary (in 2001).

Item 9.01. Financial Statements and Exhibits

(d)    Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2005	IDX SYSTEMS CORPORATION

	By:	/s/ Julie Dale
	Name:	Julie Dale
	Title:	Interim and Assistant General Counsel,
Corporate Secretary and Interim Chief Compliance Officer

Exhibit No.	Description
99.1	Press Release, dated as of December 8, 2005.